News Release

FOR IMMEDIATE RELEASE

Contact Information:
Laura Kiernan	Kurt Goddard	Mike Bazinet
Director, Investor Relations	Manager, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone : 203-222-6160	Phone : 203-222-6113
Email: laura.kiernan@terex.com	Email : kurt.goddard@terex.com	Email : michael.bazinet@terex.com

Terex Corporation Announces Credit Agreement Amendment

Westport, CT, February 25, 2009 - Terex Corporation (NYSE:TEX) announced today that it has entered into an amendment of its existing credit agreement to ease the fixed charge coverage ratio covenant during 2009 and the first quarter of 2010. As previously disclosed, the Company sought the amendment from its bank group because it anticipated a risk of not complying with this covenant as early as the end of the first quarter of 2009.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, stated, “We are pleased with the support demonstrated by our bank group regarding the amendment to our credit agreement. We believe the amendment helps to address the short-term concern with our fixed charge coverage ratio covenant and provides the flexibility needed to manage the Company during these challenging times.”

Additional information concerning the amendment to the credit agreement, including the entire amendment, can be found under the Company’s related Form 8-K filing with the Securities and Exchange Commission.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. As of January 1, 2009, Terex now operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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